[LUNA INNOVATIONS LOGO APPEARS HERE]	Press Release

Media Contact:	Investor Contact:
Mildred Cooper	Sally Beerbower
Luna Innovations	Qorvis Communications
Email: cooperm@lunainnovations.com	Email: ir@lunainnovations.com
Phone: (540) 557-7561	Phone: (703) 744-7800

Luna Innovations Appoints Scott Graeff to New Role as

Chief Commercialization Officer;

Dale Messick Appointed Chief Financial Officer

ROANOKE, VA, July 24, 2006 — Luna Innovations (NASDAQ: LUNA) today announced senior management changes that President and CEO Kent Murphy said are intended to allow the company to put the proceeds from its June 2006 initial public offering (IPO) to use “as strategically as possible.”

He added that Scott Graeff, who has been the company’s Chief Financial Officer (CFO) and Executive Vice President (EVP), Corporate Development, has assumed the new position of Chief Commercialization Officer, and Dale Messick, former Chief Financial Officer of Worldspan, a multi-national company with revenues in excess of $900 million, has joined the company as CFO. The appointment of a new CFO was anticipated in the Company’s IPO prospectus. Management changes are effective as of August 1, 2006.

Murphy said: “In its most basic terms, our business is a process of discovering innovative technologies that we believe will transform the way things are done, developing those technologies with funding provided by partners such as government agencies and other businesses, deciding whether to invest Luna’s own funds to commercialize the technology, and then taking whatever business step makes sense once the technology has commercial value. The personnel appointments we are announcing today will allow Scott Graeff to focus on the critical decision of whether or not to invest Luna’s own money in new technologies and then overseeing the evolution of promising technologies into new products. Dale Messick provides us with a seasoned CFO who will focus full-time on Luna’s financial administration.”

As CFO at Worldspan, which provides transaction processing and information technology services to the global travel industry, Messick managed a staff of 160 throughout the United States, Mexico, and Europe. He was responsible for accounting, financial reporting, budgeting, financial planning and analysis, and internal audit operations. During his tenure, he developed and executed business plans and strategies that focused the company on profitable growth and cash generation. At Luna, he will serve as the company’s principal accounting and financial officer and have primary responsibility for overseeing Luna’s accounting, finance and investor relations functions.

Graeff joined Luna Innovations in 2005 from Gryphon Capital, LLC, where he managed several venture capital funds. As CFO and EVP, Corporate Development of Luna Innovations, he was responsible for all aspects of financial management and investor relations, and was instrumental in securing Luna Innovations’ first outside financing from Carilion Health System in 2005 and the successful completion of the company’s recent IPO. He has also been the CFO of a software technology company that was sold to a Fortune 500 Company.

Murphy further commented that, “since the infusion of capital from our IPO, Luna has had a surge of energy and enthusiasm that has produced an abundance of high-quality internal business opportunities. These ideas mandate a very deliberate investment decision on our part. Scott’s knowledge of Luna and keen sensitivity to our unique culture, combined with his financial management, strategic planning and capital markets experience, make him ideally suited for the new Chief Commercialization Officer position.”

About Luna Innovations

Luna Innovations Incorporated researches, develops and commercializes innovative technologies in molecular technology and sensing solutions. Luna accelerates the process of bringing new and innovative products to market by focusing on technologies that can fulfill identified market needs and then takes these technologies from the applied research stage through commercialization. Since its inception, Luna has successfully developed products for the energy, telecommunications, life sciences and defense industries. Headquartered in Roanoke, Virginia, the company has research, development and manufacturing facilities in Blacksburg, Charlottesville, Hampton, and Danville, Virginia, and a sales office in McLean, Virginia. Additional information can be found at www.lunainnovations.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify those so-called “forward-looking statements” by words such as “intends,” “will,” “plans,” “anticipates,”

“believes,” or “continue,” or the negative of those words and other comparable words. Luna Innovations wishes to take advantage of the “safe harbor” provided for by the Private Securities Litigation Reform Act of 1995 and you are cautioned that actual events or results may differ materially from the expectations expressed in such forward-looking statements as a result of various factors, including risks and uncertainties, many of which are beyond Luna’s control. Luna cannot guarantee future results, levels of activity, performance, or achievements. Factors that could cause actual results to differ materially from the expectations expressed in such forward-looking statements include, but are not limited to: (1) we may be unable to manage our growth effectively, (2) we may experience continuing losses, (3) we may not be successful in identifying market needs for new products, (4) we will continue to rely on contract research, including government grants and contracts available only to small businesses, for a significant portion of our revenue, (5) we may become ineligible for small business government grants and contracts in the future, (6) we face substantial competition in our markets, (7) our proprietary rights may be insufficient to protect our technologies, (8) third parties may claim that we infringe their intellectual property rights, (9) as a provider of contract research for the U.S. government, we may be subject to federal audits and investigations, (10) our ability to develop and market certain of our products may be delayed by FDA regulatory requirements, (11) we have limited manufacturing experience and may experience unanticipated manufacturing or supply problems, (12) changes in customer demands for our existing and new products, the timing, cancellation or delay of customer orders and shipments, (13) the impact of the slowdown in the overall economy, and (14) uncertainty of the current global political environment and the potential for terrorist attacks. Additional factors that may affect the future results of Luna are set forth in its Registration Statement on Form S-1 and other filings with the Securities and Exchange Commission (“SEC”), which are available at http://www.sec.gov, the SEC’s website, and at Luna’s website, which is http://www.lunainnovations.com. These factors are updated from time to time through the filing of periodic reports and registration statements with the SEC.

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